Exhibit 99.1
News Release
Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Board Increases Share Repurchase Authorization to $12 Billion, Raises Dividend 25 Percent

CHICAGO, Dec. 15, 2014 -Boeing [NYSE: BA] Chairman and Chief Executive Jim McNerney announced today that the Boeing board of directors increased the company’s authorization for its share repurchase plan to $12 billion and declared that the company’s regular quarterly dividend will increase by 25 percent to 91 cents per share.
“Strong operating performance across our business continues to generate significant cash flow and financial strength for Boeing,” said McNerney. “That strength, coupled with the solid growth outlook for commercial aviation and Boeing’s unmatched product and services portfolio, provides us with the foundation to continue our balanced cash deployment strategy, investing in our core programs while increasing shareholder value.”
The $12 billion repurchase authorization approved today replaces the authorization approved in 2013 of which approximately $4.8B was remaining. Repurchase activity for 2014 is now complete at $6B and is expected to resume in January 2015.
The timing and volume of repurchases are at the discretion of Boeing management, however it is currently expected that the share repurchases will be made over the next two to three years. Repurchases may be made on the open market or in privately negotiated transactions.
Boeing’s new dividend represents an 88 percent increase over the past two years.
“This increase affirms our commitment to a balanced cash deployment strategy that delivers consistent returns to our shareholders,” said Boeing Executive Vice President and Chief Financial Officer Greg Smith. “This disciplined approach allows us to continue to invest in productivity and innovation and provides us with a strong foundation for growth,” Smith said.
The dividend declared today is payable March 6, 2015, to shareholders of record as of February 13, 2015.

Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this release may be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “forecasts,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.  Examples of forward-looking statements include statements relating to our future plans, business prospects, financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current assumptions about future events that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual events to differ materially from these forward-looking statements, including economic conditions in the United States and globally, general industry conditions as they may impact us or our customers, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update or revise any such statement, except as required by law.

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Boeing Communications
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